EXHIBIT 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Amendment No. 3 to Registration Statement No. 333-111566 of Kforce Inc. of our report dated April 5, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of a new accounting standard in 2002), appearing in the Annual Report on Form 10-K/A of Hall, Kinion & Associates, Inc. for the year ended December 28, 2003 and to the reference to us under the heading “Experts” in the Proxy statement/prospectus, which is a part of the Registration Statement.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

April 30, 2004